Gaming Partners International Corporation Reports Financial Results For the Third Quarter and First Nine Months of 2012

LAS VEGAS, Nov. 8, 2012 /PRNewswire/ -- Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced today financial results for the third quarter and nine months ended September 30, 2012.

(Logo: http://photos.prnewswire.com/prnh/20110512/LA99804LOGO)

For the third quarter ended September 30, 2012, the Company earned $0.16 per basic share and $0.15 per diluted share. For the nine months ended September 30, 2012, the Company earned $0.53 per basic share and diluted share.

During the third quarter of 2012, the Company posted revenues of $16.9 million and net income of $1.3 million. These results compare to revenues of $13.8 million and net income of $0.5 million, or $0.06 per basic share and diluted share, for the third quarter of 2011. Gross profit for the third quarter of 2012 was $5.4 million, or 32% of revenues, compared to $4.2 million, or 30% of revenues, for the prior year quarter.

The increase in revenue for the third quarter of 2012, compared to the same prior year period, was due to a $1.5 million increase in sales of European-style casino chips to Asia Pacific casinos and a $1.4 million increase in sales of American-style casino chips, furniture and accessories, primarily to casinos in the United States. The increase in net income for the third quarter of 2012, compared to the same prior year period, was primarily due to an increase in gross profit of $1.2 million on these increased sales.

During the first nine months of 2012, the Company posted revenues of $45.4 million and net income of $4.3 million. These results compare to revenues of $46.4 million and net income of $3.1 million, or $0.38 per basic and diluted share, for the first nine months of 2011. Gross profit for the first nine months of 2012 was $15.3 million, or 34% of revenues, compared to $15.3 million, or 33% of revenues, for the first nine months of 2011.

The decrease in revenue for the first nine months of 2012, compared to the same prior year period, was due primarily to a $6.5 million decrease in sales of European-style casino chips and RFID solutions to Asia Pacific casinos, particularly sales to the Galaxy ™ and SJM casinos in Macau in the 2011 reporting period, offset by a $5.1 million increase in sales of American-style chips, furniture, accessories, table layouts, and cards primarily to new and expanding casinos in the United States. The increase in net income for the first nine months of 2012, compared to the same prior year period, was primarily driven by a reduction in general and administrative expenses due to the settlement of litigation, as well as a reduction in income taxes from the utilization of foreign tax credits.

The Company ended the quarter with $24.2 million in cash, cash equivalents and marketable securities and no debt.

"We had a strong third quarter with sales of almost $17.0 million and diluted earnings of $0.15 per share," commented Greg Gronau, GPIC President and Chief Executive Officer. "We continued to grow sales in the American market with Paulson chip, furniture and accessories sales driven by casino openings, as well as sales to casinos that were expanding and rebranding. Additionally, we showed significant increases in Asia Pacific sales in the third quarter, thanks to new and expansion orders."

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®, GPI provides casino currency such as chips, plaques and jetons; gaming furniture and table accessories; table layouts; playing cards; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino chips and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey, Gulfport, Mississippi and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains "forward-looking statements" based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; fulfillment of product orders; the long-term growth and prospects of our business or any jurisdiction in which we operate; and the long term potential of the RFID casino currency solutions market and our ability to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2011, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

GAMING PARTNERS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share amounts)

	September 30,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$ 12,530	$ 9,282
Marketable securities	11,635	14,867
Accounts receivable, net	7,134	5,976
Inventories	6,939	7,749
Prepaid expenses	1,052	1,015
Deferred income tax asset	762	893
Other current assets	2,007	1,564
Total current assets	42,059	41,346
Property and equipment, net	11,117	11,836
Intangibles, net	566	646
Deferred income tax asset	1,733	1,740
Inventories, non-current	157	160
Other assets, net	1,664	314
Total assets	$ 57,296	$ 56,042

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short-term debt	$ -	$ 17
Accounts payable	2,224	2,376
Accrued liabilities	5,115	5,876
Customer deposits and deferred revenue	2,796	4,585
Income taxes payable	338	-
Total current liabilities	10,473	12,854
Long-term debt	-	15
Deferred income tax liability	677	689
Total liabilities	11,150	13,558
Commitments and contingencies - see Note 8
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value,	-	-
none issued or outstanding
Common stock, authorized 30,000,000 shares, $.01 par value,
8,207,077 and 8,100,504 issued and outstanding, respectively, as of September 30, 2012, and 8,207,077 and 8,187,764 issued
and outstanding, respectively, as of December 31, 2011	82	82
Additional paid-in capital	19,550	19,401
Treasury stock, at cost: 106,573 and 19,313 shares	(857)	(267)
Retained earnings	26,781	22,442
Accumulated other comprehensive income	590	826
Total stockholders' equity	46,146	42,484
Total liabilities and stockholders' equity	$ 57,296	$ 56,042

GAMING PARTNERS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues	$ 16,939	$ 13,834	$ 45,394	$ 46,446
Cost of revenues	11,550	9,661	30,045	31,147
Gross profit	5,389	4,173	15,349	15,299

Marketing and sales	1,320	1,273	3,944	3,842
General and administrative	2,542	2,443	6,570	7,394
Operating income	1,527	457	4,835	4,063
Other income and (expense)	185	125	313	357
Income before income taxes	1,712	582	5,148	4,420
Income tax provision	455	105	809	1,306
Net income	$ 1,257	$ 477	$ 4,339	$ 3,114

Earnings per share:
Basic	$ 0.16	$ 0.06	$ 0.53	$ 0.38
Diluted	$ 0.15	$ 0.06	$ 0.53	$ 0.38
Weighted-average shares of common stock outstanding:
Basic	8,105	8,199	8,132	8,199
Diluted	8,113	8,234	8,152	8,226

For Further Information Contact:

Gregory S. Gronau, President and Chief Executive Officer
Gerald W. Koslow, Chief Financial Officer
PH: 702.384.2425
FX: 702.384.1965